Exhibit 99.1

FOR IMMEDIATE RELEASE

WESTERN ASSET MORTGAGE CAPITAL CORPORATION

DECLARES FOURTH QUARTER REGULAR DIVIDEND OF $0.90 PER SHARE AND ADDITIONAL DIVIDEND OF $0.22 PER SHARE

Pasadena, CA, December 19, 2012 — Western Asset Mortgage Capital Corporation (NYSE: WMC) announced today that its Board of Directors has declared a regular quarterly cash dividend of $0.90 per share for the fourth quarter of 2012 and an additional dividend of $0.22 per share.  The Company is making the additional dividend to distribute estimated undistributed taxable income from 2012 net realized gains and other tax adjustments. These dividends are payable on January 29, 2013 to common shareholders of record as of December 31, 2012, with an ex-dividend date of December 27, 2012.

The Company also announced that its constant prepayment rate (“CPR”) for the portfolio during the month of November was 3.4% on an annualized basis.

In addition, the Company announced that for the first time it recently acquired some non-Agency residential mortgage-backed securities for the purposes of seeking to assist in hedging against higher interest rates.

“We are pleased to announce a $0.05 per share increase in our regular quarterly dividend to $0.90. This reflects our expectation for Q4 core earnings performance in the portfolio, which is currently benefiting from our low prepayments,” said Gavin James, Chief Executive Officer of Western Asset Mortgage Capital Corporation.  “During the quarter we also decided to add a small portion of non-Agency RMBS to our portfolio, primarily as a hedge against higher interest rates.”

Stephen Fulton, Chief Investment Officer for WMC, added, “Our ongoing fine tuning of the portfolio to maximize loan attributes which lower prepayment rates has proven successful as our portfolio prepayment rate dropped to 3.4% CPR in November. We also continue to search for the most cost effective way to hedge interest rate risk. We have identified certain subsectors of the non-Agency RMBS market which we believe will hedge interest rate risk more cost effectively than either interest rate swaps or options on swaps and made some modest initial purchases, which currently represent less than 1% of our portfolio.”

There can be no assurance as to future levels of CPR, as to the amount of non-Agency mortgage backed securities the Company will hold or whether the Company will continue to hold any non-Agency mortgage backed securities and as to whether the Company’s efforts to keep prepayments low or hedge interest rate risk will be successful.

ABOUT WESTERN ASSET MORTGAGE CAPITAL CORPORATION

Western Asset Mortgage Capital Corporation is a REIT that invests primarily in Agency RMBS, which are residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. Government agency (such as GNMA) or a U.S. Government-sponsored entity (such as FNMA or FHLMC).  The Company also invests opportunistically in its other target assets, which include residential mortgage-backed securities that are not guaranteed by a U.S. Government agency or sponsored entity, commercial mortgage-backed securities and other asset-backed securities. The Company is externally managed and advised by Western Asset Management Company, an investment advisor registered with the SEC and a wholly-owned subsidiary of Legg Mason, Inc.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.”  Operating results are subject to numerous conditions, many of which are beyond the control of the Company, including, without limitation, changes in interest rates; changes in the yield curve; changes in prepayment rates; the availability and terms of financing; general economic conditions; market conditions; conditions in the market for mortgage related investments; legislative and regulatory changes that could adversely affect the business of the Company; and other factors, including those set forth in the Risk Factors section of the Company’s quarterly report on Form 10-Q for the period ended September 30, 2012 filed with the Securities and Exchange Commission (“SEC”) and the Company’s registration statement on Form S-11 for the Company’s follow-on common stock offering, as filed with and declared effective by the SEC on September 28, 2012. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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Investor Relations Contact:	Media Contact:
Larry Clark	Tricia Ross
Financial Profiles, Inc.	Financial Profiles, Inc.
(310) 478-2700 x29	(916) 939-7285
lclark@finprofiles.com	tross@finprofiles.com